EXHIBIT 4.1

(Translation)

ARTICLES OF INCORPORATION

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

The name of the Company shall be Nomura Horudingusu Kabushiki Kaisha and shall be expressed in English, Nomura Holdings, Inc.

Article 2. (Purpose)

1. The purpose of the Company shall be, by means of holding shares, to control and manage the business activities of domestic companies which engage in the following businesses and the business activities of foreign companies which engage in the businesses equivalent to the following businesses:

(1)	Financial instruments business prescribed in the Financial Instruments and Exchange Law;

(2)	Banking business prescribed in the Banking Law and trust business prescribed in the Trust Business Law; and

(3)	Any other financial services and any business incidental or related to such financial services.

2. The Company may conduct any other business incidental to businesses described in paragraph 1 of this Article.

Article 3. (Location of Head Office)

The Company shall have its head office at Chuo-ku, Tokyo.

Article 4. (Method of Giving Public Notices)

The method of public notices of the Company shall be electronic public notice; provided, however, that such notices shall be given by publication in Nihon Keizai Shimbun in cases the method of electronic public notice is not available due to any troubles or unavoidable circumstances.

Article 5. (Governing Bodies)

The Company shall, as a company with committees, set up, in addition to the shareholders’ meetings and directors, the following organs;

(1)	board of directors

(2)	Nomination Committee, Audit Committee, and Compensation Committee

(3)	accounting auditors

CHAPTER II

SHARES

Article 6. (Authorized Number of Shares)

The authorized number of shares of the Company shall be 6,000,000,000.

Article 7. (Issuance of certificates of shares)

The Company shall issue certificates of shares.

Article 8. (Number of Shares Constituting One Unit)

The number of shares constituting one unit of shares of the Company shall be one hundred (100).

Article 9. (Rights pertaining to less-than-a-full-unit shares)

1. Any shareholder of the Company (including any beneficial owner of shares of the Company; the same applies hereinafter) shall not exercise any right pertaining to shares which do not constitute a full unit of shares (“less-than-a-full-unit shares”) he/she has except the following rights;.

(1)	rights granted by the items listed in Article 189, Paragraph 2 of the Corporation Law.

(2)	a right to make a request pursuant to Article 166, Paragraph 1 of the Corporation Law.

(3)	a right to be allotted offered shares or offered stock acquisition rights in proportion to the number of shares owned by a shareholder.

(4)	a right to make a request pursuant to the following article.

2. The Company shall not issue share certificates representing any number of less-than-a-full-unit shares, unless otherwise provided by the Share Handling Regulations.

Article 10. (Request for Purchasing Less-Than-A-Full-Unit Shares)

Any shareholder of the Company (including any beneficial owner of shares of the Company; the same applies hereinafter) with less-than-a-full-unit shares may request the Company to the effect that the Company sells shares which will become a full unit of shares, together with the less-than-a-full-unit shares owned by the shareholder, except the cases where the Company does not own the number of shares to be sold under such request.

Article 11. (Share Registrar)

1. The Company shall have a share registrar.

2. The share registrar and its handling place of business shall be appointed and designated by a resolution of the board of directors, and public notice thereof shall be given.

3. The preparation and keeping of the register of shareholders of the Company (including the register of beneficial owners of shares of the Company; the same applies hereinafter), the register of stock acquisition rights and the register of loss of share certificates of the Company and other business relating to the register of shareholders of the Company, the register of stock acquisition rights and the register of loss of share certificates of the Company shall be delegated to the share registrar and shall not be handled by the Company.

Article 12. (Share Handling Regulations)

The handling business relating to shares of the Company shall, except as provided in these “ARTICLES OF INCORPORATION”, be governed by the “Share Handling Regulations” to be established by the board of directors or executive officers under authorities delegated by resolutions of the board of directors.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 13. (Convocation)

l. An ordinary general meeting of shareholders shall be convened within three (3) months from April 1 each year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

2. A general meeting of shareholders shall, unless otherwise provided by laws or ordinances, be convened by the director doubling as President & Chief Executive Officer in accordance with a resolution of the board of directors; provided, however, that when the director doubling as President & Chief Executive Officer is unable so to act, one of the other directors doubling as representative executive officers shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 14. (Record Date of an Ordinary General Meeting of Shareholders)

The record date for voting rights at an ordinary general meeting of shareholders shall be March 31 of each year.

Article 15. (Voting by Proxy)

A shareholder may exercise his voting right through a proxy who is a shareholder of the Company having a voting right.

Article 16. (Chairman of Meetings)

President & Chief Executive Officer shall act as chairman of a general meeting of shareholders; provided, however, that when President & Chief Executive Officer is unable so to act, one of the other representative executive officers shall take his place in accordance with the order of priority predetermined by a resolution of the board of directors.

Article 17. (Disclosure of Reference Materials for a General Meeting of Shareholders on the Internet)

The Company may regard its disclosure of information which should be shown in reference materials for a general meeting of shareholders, business reports, financial statements and consolidated financial statements on the Internet in compliance with requirements stipulated by the Ministry of Justice Ordinance as lawful provision of such information to its shareholders.

Article 18. (Resolutions)

1. Resolutions of a general meeting of shareholders shall, unless otherwise provided by laws or ordinances, be adopted by a majority of the votes of the shareholders who are present thereat and entitled to exercise their voting rights.

2. Any resolution under Article 309, Paragraph 2 of the Corporation Law shall be adopted at such meeting at which shareholders holding not less than one-third (1/3) of the voting rights owned by all shareholders of the Company who are entitled to exercise their voting rights shall be present , by a majority of not less than two-thirds (2/3) of the voting rights of the shareholders so present.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 19. (Number of Directors and Election)

1. The Company shall have not more than twenty (20) directors, who shall be elected at a general meeting of shareholders.

2. The resolution for the election referred to in the preceding paragraph shall require the presence of shareholders holding not less than one-third (1/3) of the voting rights out of the total number of the voting rights owned by all the shareholders of the Company who are entitled to exercise their voting rights.

3. No cumulative voting shall be used for the election of directors.

4. One (1) Chairman of the Board of Directors shall be elected from among the directors.

Article 20. (Term of Office)

The term of office of directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last fiscal year ending within one (1) year after their election. However, the term of office of any director elected to fill a vacancy shall expire when the term of office of his predecessor would have expired.

Article 21. (Convocation)

1. A meeting of the board of directors shall, unless otherwise provided by laws or ordinances, be convened by the director designated by the board of directors.

2. A notice of convocation referred to in the preceding paragraph shall be given to each director at least two (2) days prior to the date set for the meeting.

Article 22. (Chairman of Meetings)

The director designated by the board of directors shall act as chairman of a meeting of the board of directors.

Article 23. (Resolutions)

1. Resolutions of the board of directors shall be adopted by an affirmative vote of a majority of the directors present which directors present shall constitute a majority of all directors then in office.

2. The Company shall deem that a resolution of the board of directors has been adopted in case the requirements stipulated by Article 370 of the Corporation Law have been fulfilled.

Article 24. (Limitation of Liabilities of Directors)

1. The Company may release the liabilities for damages of directors (including former directors) due to negligence of their duties to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 426, Paragraph 1 of the Corporation Law.

2. The Company may execute with outside directors (meaning “outside directors” defined in Article 2 item 15 of the Corporation Law) an agreement that will limit their liabilities for damages due to negligence of their duties pursuant to the provision of Article 427, Paragraph 1 of the Corporation Law. However, the maximum amount of damages under the agreement shall be the higher of either the amount previously determined which shall not be less than 20 million yen or the amount provided by laws or ordinances.

CHAPTER V

NOMINATION COMMITTEE, AUDIT COMMITTEE AND COMPENSATION COMMITTEE

Article 25. (Maintenance of Committees)

1. The Company shall , by its resolution, appoint from among the directors members to constitute the Nomination Committee, the Audit Committee and the Compensation Committee.

2. The board of directors shall, by its resolution, appoint the chairman of each of the committees.

Article 26. (Authorities of Committees, Etc.)

1. The Nomination Committee shall have authorities to determine the particulars of a proposal concerning the election and dismissal of directors to be submitted to a general meeting of shareholders.

2. The Audit Committee shall have authorities to do the following duties;

(1)	Audit of execution of functions by the directors and formulation of audit reports

(2)	Determination of the particulars of proposals concerning the election and dismissal of the accounting auditors and the non-reelection of the accounting auditors to be submitted to a general meeting of shareholders

3. The Compensation Committee shall have authorities to determine the policy with respect to the determination of the particulars of the compensation and other remuneration for each director and executive officer, and the particulars of the compensation and other remuneration for each director and executive officer. In case when an executive officer simultaneously serves as employee of the Company, the forgoing shall be applied to the compensation and other remuneration for the employee.

Article 27. (Matters concerning Committees)

Necessary matters concerning each of the committees shall, in addition as provided by laws or ordinances or by these “ARTICLES OF INCORPORATION”, be determined by the board of directors.

CHAPTER VI

EXECUTIVE OFFICERS

Article 28. (Executive Officers and Authorities of Execution of Business)

1. The Company shall have not more than forty-five (45) executive officers, who shall be elected by the board of directors.

2. The executive officers shall have authorities to determine the matters delegated by resolutions of the board of directors and execute the business of the Company to do the following duties;

(1)	Determination of execution of the business of the Company delegated by resolutions of the board of directors

(2)	Execution of the business of the Company

Article 29. (Term of Office)

The term of office of executive officers shall expire on the last day of the fiscal year ending within one (1) year after their assumption of office.

Article 30. (Representative Executive Officers and Executive Officers with Special Titles)

1. The Company shall, by a resolution of the board of directors, select representative executive officers from among the executive officers.

2. The Company may, by a resolution of the board of directors, appoint one (1) President & Chief Executive Officer, one (1) or more Deputy Presidents, Executive Vice Presidents and Executive Managing Directors.

Article 31. (Limitation of Liabilities of Executive Officers)

The Company may release the liabilities for damages of executive officers (including former executive officers) due to negligence of their duties to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 426, Paragraph 1 of the Corporation Law.

Article 32. (Matters concerning Executive Officers)

Necessary matters concerning executive officers shall, in addition as provided by laws or ordinances or by these “ARTICLES OF INCORPORATION”, be determined by the board of directors.

CHAPTER VII

ACCOUNTS

Article 33. (Fiscal Year)

The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 34. (Organ with the Authority to Determine Distribution of Surplus)

The Company shall, by a resolution of the board of directors without obtaining a resolution of a general meeting of shareholders, determine the particulars contained in the items of Article 459, Paragraph, including distribution of surplus, except as otherwise stipulated by laws or ordinances.

Article 35. (Record Date for Distribution of Surplus)

1. The record dates for dividends of the Company shall be June 30, September 30, December 31 and March 31 of each year.

2. The Company may, without prejudice to the foregoing paragraphs, fix other dividend record dates and distribute surplus.

3. In case dividends are paid in cash, the Company shall be relieved from the obligation of paying dividends if such dividends remain unreceived for three (3) years after the date of the commencement of payment thereof.

SUPPLEMENTARY PROVISION

Article 1. (Transitional Measures for Relief of Liabilities of Directors and Executive Officers)

The Company may release the liabilities of directors and executive officers (including former directors and former executive officers) for the acts prescribed in Article 21-17, Paragraph 1 of the former Law for Special Exceptions to the Commercial Code (“Special Law”) to the extent permitted by laws or ordinances by resolutions of the board of directors pursuant to the provision of Article 266, Paragraph 12 of the former Commercial Code applied mutatis mutandis in Article 21-17, Paragraph 4 of the former Special Law.

HISTORY

1. The date on which these ARTICLES OF INCORPORATION were first drawn up:

November 27, 1925

2. Dates of amendments

October 20, 1948	November 22, 1972
November 30, 1948	November 22, 1973
January 15, 1949	November 20, 1975
May 26, 1949	December 17, 1976
November 26, 1949	December 14, 1978
January 27, 1950	December 18, 1981
March 29, 1950	December 17, 1982
November 28, 1950	December 22, 1983
November 27, 1951	December 20, 1984
November 29, 1952	December 20, 1985
May 26, 1953	December 19, 1986
November 24, 1953	December 18, 1987
May 7, 1954	December 16, 1988
November 26, 1954	June 28, 1990
November 25, 1955	June 27, 1991
April 27, 1956	June 29, 1993
November 20, 1956	June 29, 1994
November 25, 1957	June 27, 1996
November 25, 1958	June 27, 1997
June 1, 1959	June 29, 1999
November 26, 1959	June 29, 2000
November 25, 1960	October 1, 2001
November 24, 1961	June 26, 2002
November 24, 1962	June 26, 2003
November 25, 1963	June 25, 2004
November 24, 1966	January 4, 2005
November 25, 1967	June 28, 2005
November 21, 1968	June 28, 2006